Exhibit 99.1

Papa John’s Announces Third Quarter 2015 Results

LOUISVILLE, Ky.--(BUSINESS WIRE)--November 3, 2015--Papa John’s International, Inc. (NASDAQ: PZZA) today announced financial results for the three and nine months ended September 27, 2015.

Highlights

  Third quarter earnings per diluted share of $0.45 in 2015 compared to $0.39 in 2014, an increase of 15.4%
  System-wide comparable sales increases of 3.0% for North America and 8.0% for International
  52 worldwide net unit openings during the quarter

“I’d like to congratulate our operators and team members on another solid quarter of sales, earnings and unit growth,” said Papa John’s founder, chairman and CEO John Schnatter. “The team delivered solid comp sales in the third quarter, and we again posted exceptional double-digit two year comp sales in both our domestic and international businesses. Our unwavering focus on quality, combined with our strong digital channels, continues to drive the Papa John’s brand forward.”

Third quarter 2015 revenues were $389.3 million, a 0.3% decrease from third quarter 2014 revenues of $390.4 million. The lower revenues were primarily due to anticipated lower point-of-sale system (“FOCUS”) equipment sales as the rollout is now complete as well as lower PJ Food Service (“PJFS”) sales from lower commodity costs. Third quarter 2015 net income was $18.0 million, compared to third quarter 2014 net income of $16.1 million. Third quarter 2015 diluted earnings per share were $0.45, or a 15.4% increase, compared to third quarter 2014 diluted earnings per share of $0.39.

Revenues were $1.22 billion for the nine months ended September 27, 2015, a 4.1% increase from revenues of $1.17 billion for the same period in 2014. Net income was $51.0 million for the first nine months of 2015 ($59.0 million, or a 13.1% increase, excluding the after-tax expense of a legal settlement as detailed in the “Item Impacting Comparability” table), compared to $52.1 million for the same period in 2014. Diluted earnings per share were $1.27 for the first nine months of 2015 ($1.47, or a 19.5% increase, excluding the prior quarter legal settlement), compared to $1.23 for the same period in 2014.

Global Restaurant and Comparable Sales Information

	Three Months Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014

Global restaurant sales growth (a)	3.9%	10.2%	5.9%	11.0%

Global restaurant sales growth, excluding the impact of foreign currency (a)	7.0%	10.7%	8.5%	11.5%

Comparable sales growth (b)
Domestic company-owned restaurants	4.7%	8.3%	6.8%	9.1%
North America franchised restaurants	2.4%	7.1%	4.4%	7.2%
System-wide North America restaurants	3.0%	7.4%	5.0%	7.7%

System-wide international restaurants	8.0%	5.5%	7.5%	6.9%

(a)	Includes both company-owned and franchised restaurant sales.

(b)	Represents the change in year-over-year sales for the same base of restaurants for the same fiscal periods. Comparable sales results for restaurants operating outside of the United States are reported on a constant dollar basis, which excludes the impact of foreign currency translation.

We believe global restaurant and comparable sales growth information, as defined in the table above, is useful in analyzing our results since our franchisees pay royalties that are based on a percentage of franchise sales. Franchise sales generate commissary revenue in the United States and in certain international markets. Global restaurant and comparable sales growth information is also useful in analyzing industry trends and the strength of our brand. Management believes the presentation of global restaurant sales growth, excluding the impact of foreign currency, provides investors with useful information regarding underlying sales trends by presenting sales growth excluding the external factor of foreign currency exchange. Franchise restaurant sales are not included in company revenues.

Revenue and Operating Highlights

All revenue and operating highlights below are compared to the same period of the prior year, unless otherwise noted.

Revenue Highlights

Consolidated revenues decreased $1.1 million, or 0.3%, for the third quarter of 2015 and increased $47.9 million, or 4.1%, for the nine months ended September 27, 2015. The decrease for the three-month period was primarily due to the anticipated lower FOCUS equipment sales as the rollout is now complete as well as lower PJFS sales from lower commodity costs. The following summarizes changes in our revenues for the three- and nine-month periods:

  Domestic company-owned restaurant sales increased $11.0 million, or 6.5%, and $46.0 million, or 8.9%, for the three and nine months, respectively, primarily due to increases of 4.7% and 6.8% in comparable sales.
  North America franchise royalty revenue was relatively flat for the three months as the increase in revenue from a 2.4% increase in comparable sales was offset by higher royalty incentives. The increase of $4.8 million, or 7.3%, for the nine months was primarily due to an increase of 4.4% in comparable sales and lower royalty incentives.
  International revenues increased approximately $600,000, or 2.3%, and $3.2 million, or 4.2%, for the three and nine months, respectively, primarily due to increases in the number of restaurants and increases in comparable sales of 8.0% and 7.5%, calculated on a constant dollar basis. This was somewhat offset by the negative impact of foreign currency exchange rates of approximately $2.1 million and $5.9 million for the three and nine months, respectively.
  Other sales decreased approximately $9.3 million, or 39.7%, and increased $400,000, or 0.8%, for the three and nine months, respectively. As previously discussed, the decrease for the three-month period was primarily due to the lower FOCUS equipment sales. The higher levels of FOCUS equipment sales in the third quarter of 2014 had no significant impact on operating results.
  Domestic commissary sales decreased $3.4 million, or 2.3%, and $6.6 million, or 1.4%, for the three and nine months, respectively, primarily due to lower revenues associated with lower cheese prices, somewhat offset by increases in restaurant sales volumes. PJFS pricing for cheese is based on a fixed dollar markup; when cheese prices decrease, revenues decrease with no overall impact on the related dollar margin.

Operating Highlights

The tables below summarize income before income taxes on a reporting segment basis and exclude the previously mentioned legal settlement (as detailed in the “Item Impacting Comparability” section) for the three- and nine-month periods of 2015:

	Three Months Ended
	Sept. 27,	Sept. 28,	Increase
(In thousands)	2015	2014	(Decrease)

Domestic company-owned restaurants	$8,088	$8,133	$(45)
Domestic commissaries	10,192	8,897	1,295
North America franchising	19,172	19,023	149
International	3,184	1,436	1,748
All others	(556)	(298)	(258)
Unallocated corporate expenses	(13,482)	(12,242)	(1,240)
Elimination of intersegment profits	(341)	(731)	390
Total income before income taxes	$26,257	$24,218	$2,039

	Nine Months Ended
	As Reported	Legal	Adjusted		Adjusted
	Sept. 27,	Settlement	Sept. 27,	Sept. 28,	Increase
(In thousands)	2015	expense	2015	2014	(Decrease)

Domestic company-owned restaurants	$41,185	$-	$41,185	$32,069	$9,116
Domestic commissaries	32,694	-	32,694	26,174	6,520
North America franchising	61,545	-	61,545	56,389	5,156
International	6,807	-	6,807	4,071	2,736
All others	(230)	-	(230)	(150)	(80)
Unallocated corporate expenses	(60,636)	12,278	(48,358)	(35,405)	(12,953)
Elimination of intersegment profits	(1,141)	-	(1,141)	(1,284)	143
Total income before income taxes	$80,224	$12,278	$92,502	$81,864	$10,638

Third quarter 2015 income before income taxes increased approximately $2.0 million, or 8.4%. This increase was primarily due to the following:

  Domestic company-owned restaurants were relatively flat for the quarter as higher profits from the 4.7% increase in comparable sales and from lower commodity costs were offset by incremental insurance expense of approximately $2.9 million primarily from higher non-owned automobile claims costs. The market price for cheese averaged $1.68 per pound for the third quarter of 2015, compared to $2.14 per pound in the prior period.
  Domestic commissaries income increased approximately $1.3 million primarily due to a higher margin and incremental profits from higher restaurant volumes. These increases were partially offset by incremental insurance expense of approximately $1.6 million primarily from higher automobile claims costs.
  North America franchising was relatively flat as higher royalties attributable to the 2.4% comparable sales increase were substantially offset by higher royalty incentives.
  International income increased approximately $1.7 million primarily due to the previously mentioned increase in units and comparable sales of 8.0%, which resulted in both higher royalties and an increase in United Kingdom commissary results. This was somewhat offset by the negative impact of foreign currency exchange rates of approximately $900,000. Additionally, the prior year included an impairment charge of approximately $700,000 for eight company-owned restaurants in China.

These increases were partially offset by higher unallocated corporate expenses of approximately $1.2 million primarily due to higher health insurance claims costs.

Income before income taxes increased $10.6 million, or 13.0%, for the nine-month period ended September 27, 2015, excluding the $12.3 million legal settlement. This increase was primarily due to the same reasons noted for the quarter, except for the following:

  Domestic company-owned restaurants increased approximately $9.1 million primarily due to higher profits from the 6.8% increase in comparable sales and from lower commodity costs, partially offset by incremental insurance expense of $3.9 million primarily from higher non-owned automobile claims costs and higher depreciation expense of $1.1 million associated with FOCUS equipment. The market price for cheese averaged $1.62 per pound for the first nine months of 2015, compared to $2.16 per pound in the prior year.
  North America franchising increased $5.2 million primarily due to higher royalties attributable to the 4.4% comparable sales increase and lower royalty incentives.
  Unallocated corporate expenses increased $13.0 million primarily due to higher salaries and benefits, including an increase in health insurance claims costs, and increased legal and interest costs. In addition, management incentive compensation costs have increased in 2015 due to higher annual operating results.

The effective income tax rates were 27.7% and 30.6% for the three and nine months ended September 27, 2015, representing decreases of 2.2% and 1.8% for the three- and nine-month periods, respectively. The rates for 2015 include higher benefits from various tax deductions and credits.

The company’s free cash flow, a non-GAAP financial measure, for the first nine months of 2015 and 2014, was as follows (in thousands):

	Nine Months Ended
	Sept. 27,	Sept. 28,
	2015	2014

Net cash provided by operating activities (a)	$119,738	$84,826
Purchases of property and equipment (b)	(26,508)	(37,700)
Free cash flow	$93,230	$47,126

(a)	The increase of approximately $34.9 million was primarily due to higher operating income and favorable changes in inventory and other working capital items. The prior year included higher inventory levels of equipment to support the rollout of FOCUS to our domestic franchised restaurants. The Legal Settlement does not currently impact cash provided by operating activities as it has not been paid. Payments will begin in 2016 following court approval.
(b)	The decrease of approximately $11.2 million is primarily due to the prior year including FOCUS equipment costs for domestic Company-owned restaurants and higher levels of FOCUS software development costs.

We define free cash flow as net cash provided by operating activities (from the consolidated statements of cash flows) less the amounts spent on the purchase of property and equipment. We view free cash flow as an important measure because it is a factor that management uses in determining the amount of cash available for dividends, share repurchases and discretionary investment. Free cash flow is not a term defined by GAAP, and as a result, our measure of free cash flow might not be comparable to similarly titled measures used by other companies. Free cash flow should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP measures.

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) for additional information concerning our operating results and cash flow for the three and nine months ended September 27, 2015.

Global Restaurant Unit Data

At September 27, 2015, there were 4,786 Papa John’s restaurants operating in all 50 states and in 38 international countries and territories, as follows:

	Domestic Company- owned	Franchised North America	Total North America	International	System-wide
Third Quarter
Beginning - June 28, 2015	693	2,653	3,346	1,388	4,734
Opened	4	31	35	50	85
Closed	-	(20)	(20)	(13)	(33)
Ending - September 27, 2015	697	2,664	3,361	1,425	4,786

Year-to-date
Beginning - December 28, 2014	686	2,654	3,340	1,323	4,663
Opened	8	68	76	142	218
Closed	-	(55)	(55)	(40)	(95)
Acquired (divested)	3	(3)	-	-	-
Ending - September 27, 2015	697	2,664	3,361	1,425	4,786

Unit growth	11	10	21	102	123

% increase	1.6%	0.4%	0.6%	7.7%	2.6%

Our development pipeline as of September 27, 2015 included approximately 1,220 restaurants (250 units in North America and 970 units internationally), the majority of which are scheduled to open over the next six years.

Item Impacting Comparability

The following table reconciles our GAAP financial results to our adjusted financial results, which are non-GAAP measures, for the three and nine month periods ended September 27, 2015:

	Three Months Ended		Nine Months Ended
	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
(In thousands, except per share amounts)	2015	2014	2015	2014

Income before income taxes, as reported	$26,257	$24,218	$80,224	$81,864
Legal Settlement expense	-	-	12,278	-
Income before income taxes, as adjusted	$26,257	$24,218	$92,502	$81,864

Net income, as reported	$17,971	$16,075	$50,987	$52,134
Legal Settlement expense	-	-	7,986	-
Net income, as adjusted	$17,971	$16,075	$58,973	$52,134

Diluted earnings per share, as reported	$0.45	$0.39	$1.27	$1.23
Legal Settlement expense	-	-	0.20	-
Diluted earnings per share, as adjusted	$0.45	$0.39	$1.47	$1.23

The Legal Settlement expense represents a pre-tax expense of $12.3 million for a legal settlement preliminarily approved by the court and recorded in the quarter ended June 28, 2015. This collective and class action, Perrin v. Papa John’s International, Inc. and Papa John’s USA, Inc., which included approximately 19,000 drivers, alleged delivery drivers were not reimbursed in accordance with the Fair Labor Standards Act. The Company continues to deny any liability or wrongdoing in this matter.

The non-GAAP results shown above, which exclude the legal settlement, should not be construed as a substitute for or a better indicator of the company’s performance than the company’s GAAP results. Management believes presenting the financial information excluding the legal settlement is important for purposes of comparison to prior year results. In addition, management uses this metric to evaluate the company’s underlying operating performance and to analyze trends.

Share Repurchase Activity

In October 2015, the company’s Board of Directors approved a $125 million increase in the amount of common stock that may be purchased under the company’s share repurchase program through December 31, 2016, bringing the total authorized under the program to $1.45 billion since its inception in 1999. Approximately $161.1 million remains available under the company’s share repurchase program as of October 27, 2015.

The following table reflects our repurchases for the three and nine months ended September 27, 2015 and subsequent repurchases through October 27, 2015 (in thousands):

Period	Number of Shares	Cost

Three Months Ended September 27, 2015	390	$28,083

Nine Months Ended September 27, 2015	1,208	$80,166

September 28, 2015 through October 27, 2015	192	$13,167

There were 39.9 million and 40.2 million diluted weighted average shares outstanding for the three and nine months ended September 27, 2015, representing decreases of 3.6% and 4.3%, respectively, over the prior year comparable periods. Diluted earnings per share increased $0.02 and $0.07, respectively, for the three and nine months ended September 27, 2015 due to the reduction in shares outstanding, primarily resulting from the share repurchase program. Approximately 39.2 million actual shares of the company’s common stock were outstanding as of September 27, 2015.

China Operations

The company has decided to refranchise the China market and is planning a sale of its existing China operations, consisting of company-owned restaurants and a commissary. The restaurants are located in both Beijing and Tianjin, China. A buyer has not yet been identified. See the “Notes to Condensed Consolidated Financial Statements” in our Quarterly Report on Form 10-Q filed with the SEC on November 3, 2015 for additional information.

2015 Guidance Update

Despite the higher insurance costs, the company is reaffirming its current 2015 diluted earnings per share guidance range of $2.04 to $2.10, excluding the $0.20 impact of the legal settlement, but expects to be near the low end of the range. Additionally, net unit openings are expected to be at the low end of the 2015 guidance range of 220 to 250, with approximately 75% of the net unit growth in International markets.

Conference Call

A conference call is scheduled for November 4, 2015 at 10:00 a.m. Eastern Time to review our third quarter 2015 earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 877-312-8816 (U.S. and Canada) or 253-237-1189 (international). The conference call will be available for replay, including by downloadable podcast, from the company’s web site at www.papajohns.com. The Conference ID is 45359098.

Investors and others should note that we announce material financial information to our investors using our investor relations website, press releases, SEC filings and public conference calls and webcasts. We intend to use our investor relations website as a means of disclosing information about our business, our financial condition and results of operations and other matters and for complying with our disclosure obligations under Regulation FD. The information we post on our investor relations website, including information contained in investor presentations, may be deemed material. Accordingly, investors should monitor our investor relations website, in addition to following our press releases, SEC filings and public conference calls and webcasts. We encourage investors and others to sign up for email alerts at our investor relations page under Shareholder Tools at the bottom right side of the page. These email alerts are intended to help investors and others to monitor our investor relations website by notifying them when new information is posted on the site.

Forward-Looking Statements

Certain matters discussed in this press release and other company communications constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements may relate to projections or guidance concerning business performance, revenue, earnings, contingent liabilities, resolution of litigation, commodity costs, profit margins, unit growth, capital expenditures, and other financial and operational measures. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. The risks, uncertainties and assumptions that are involved in our forward-looking statements include, but are not limited to:

  aggressive changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; and new product and concept developments by food industry competitors;
  changes in consumer preferences or consumer buying habits, including the impact of adverse economic conditions;
  the impact that product recalls, food quality or safety issues, incidences of foodborne illness, food contamination and other general public health concerns, including potential epidemics, could have system-wide on our restaurants or our results;
  failure to maintain our brand strength and quality reputation and risks related to our better ingredients marketing strategy;
  the ability of the Company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably;
  increases in or sustained high costs of food ingredients or other restaurant costs. This could include increased employee compensation, benefits, insurance, tax rates, regulatory compliance and similar costs; including increased costs resulting from federal health care legislation;
  increases in insurance claims and related costs for programs funded by the company up to certain retention limits, including medical, owned and non-owned automobiles, workers’ compensation, general liability and property;
  disruption of our supply chain or commissary operations which could be caused by our sole source of supply of cheese or limited source of suppliers for other key ingredients or more generally due to weather, drought, disease, geopolitical or other disruptions beyond our control;
  increased risks associated with our international operations, including economic and political conditions, instability in our international markets, fluctuations in currency exchange rates, and difficulty in meeting planned sales targets and new store growth. This could include our expansion into emerging or underpenetrated markets where we have a Company-owned presence;
  the impact of increases in interest rates on the Company or our franchisees;
  the credit performance of our franchise loan programs;
  the impact of the resolution of current or future claims and litigation;
  current or proposed legislation impacting our business;
  failure to effectively execute succession planning, and our reliance on the multiple roles of our founder, chairman and chief executive officer, who also serves as our brand spokesperson; and
  disruption of critical business or information technology systems, and risks associated with systems failures and data privacy and security breaches, including theft of Company, employee and customer information.

These and other risk factors are discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 27, 2015	Sept. 28, 2014	Sept. 27, 2015	Sept. 28, 2014
(In thousands, except per share amounts)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
North America:
Domestic company-owned restaurant sales	$180,059	$169,076	$563,308	$517,269
Franchise royalties	22,079	22,131	70,519	65,728
Franchise and development fees	206	217	666	493
Domestic commissary sales	145,863	149,224	457,203	463,852
Other sales	14,076	23,359	50,110	49,704
International:
Royalties and franchise and development fees	6,755	6,673	19,894	18,769
Restaurant and commissary sales	20,246	19,719	58,859	56,825
Total revenues	389,284	390,399	1,220,559	1,172,640

Costs and expenses:
Domestic company-owned restaurant expenses:
Cost of sales	42,150	42,460	132,943	129,646
Salaries and benefits	50,229	45,835	155,389	139,223
Advertising and related costs	16,293	15,369	49,555	46,979
Occupancy costs and other restaurant operating expenses	39,864	35,687	113,037	104,951
Total domestic company-owned restaurant expenses	148,536	139,351	450,924	420,799

Domestic commissary expenses:
Cost of sales	111,205	116,908	350,108	364,302
Salaries and benefits and other commissary operating expenses	24,029	22,221	72,420	68,162
Total domestic commissary expenses	135,234	139,129	422,528	432,464

Other operating expenses	13,475	22,794	47,726	47,446
International restaurant and commissary expenses	16,481	16,605	48,209	47,366
General and administrative expenses	36,053	33,671	120,029	104,199
Other general expenses	1,607	3,143	4,427	6,640
Depreciation and amortization	10,461	10,520	30,638	29,539
Total costs and expenses	361,847	365,213	1,124,481	1,088,453

Operating income	27,437	25,186	96,078	84,187
Legal settlement expense	-	-	(12,278)	-
Net interest expense	(1,180)	(968)	(3,576)	(2,323)
Income before income taxes	26,257	24,218	80,224	81,864
Income tax expense	7,281	7,256	24,541	26,522
Net income before attribution to noncontrolling interests	18,976	16,962	55,683	55,342
Income attributable to noncontrolling interests	(1,005)	(887)	(4,696)	(3,208)
Net income attributable to the company	$17,971	$16,075	$50,987	$52,134

Calculation of income for earnings per share:
Net income attributable to the company	$17,971	$16,075	$50,987	$52,134
Decrease (increase) in noncontrolling interest redemption value	49	(42)	192	(81)
Net income attributable to participating securities	(73)	(77)	(223)	(295)
Net income attributable to common shareholders	$17,947	$15,956	$50,956	$51,758

Basic earnings per common share	$0.46	$0.39	$1.29	$1.25
Diluted earnings per common share	$0.45	$0.39	$1.27	$1.23

Basic weighted average common shares outstanding	39,394	40,739	39,640	41,248
Diluted weighted average common shares outstanding	39,895	41,386	40,210	42,021

Dividends declared per common share	$0.175	$0.14	$0.455	$0.39

Papa John’s International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	September 27,	December 28,
	2015	2014
(In thousands)	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$24,441	$20,122
Accounts receivable, net	56,445	56,047
Notes receivable, net	7,738	6,106
Income taxes receivable	796	9,527
Inventories	24,335	27,394
Deferred income taxes	9,990	8,248
Prepaid expenses and other current assets	25,376	28,564
Assets held for sale	9,555	-
Total current assets	158,676	156,008

Property and equipment, net	209,137	219,457
Notes receivable, less current portion, net	10,444	12,801
Goodwill	79,913	82,007
Deferred income taxes	3,021	3,914
Other assets	33,426	38,616
Total assets	$494,617	$512,803

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$35,546	$38,832
Income and other taxes payable	10,012	9,637
Accrued expenses and other current liabilities	78,562	58,293
Total current liabilities	124,120	106,762

Deferred revenue	3,627	4,257
Long-term debt	239,000	230,451
Deferred income taxes	14,251	22,188
Other long-term liabilities	44,034	41,875
Total liabilities	425,032	405,533

Redeemable noncontrolling interests	8,274	8,555

Total stockholders’ equity	61,311	98,715
Total liabilities, redeemable noncontrolling interests and stockholders’ equity	$494,617	$512,803

Note: The Condensed Consolidated Balance Sheet has been derived from the audited consolidated financial statements, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Nine Months Ended
(In thousands)	September 27, 2015	September 28, 2014
	(Unaudited)	(Unaudited)
Operating activities
Net income before attribution to noncontrolling interests	$55,683	$55,342
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	813	1,714
Depreciation and amortization	30,638	29,539
Deferred income taxes	2,259	7,687
Stock-based compensation expense	7,124	5,958
Excess tax benefit on equity awards	(9,884)	(8,493)
Other	3,268	3,916
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(1,994)	(6,861)
Income taxes receivable	8,731	-
Inventories	2,178	(9,792)
Prepaid expenses and other current assets	2,400	2,148
Other assets and liabilities	819	3,887
Accounts payable	(3,380)	(1,380)
Income taxes and other taxes payable	375	6,434
Accrued expenses and other current liabilities	20,508	(5,163)
Deferred revenue	200	(110)
Net cash provided by operating activities	119,738	84,826

Investing activities
Purchases of property and equipment	(26,508)	(37,700)
Loans issued	(2,497)	(5,221)
Repayments of loans issued	3,961	3,371
Acquisitions, net of cash acquired	(491)	(4,264)
Other	406	25
Net cash used in investing activities	(25,129)	(43,789)

Financing activities
Net proceeds on line of credit facility	8,549	66,784
Cash dividends paid	(17,950)	(16,119)
Excess tax benefit on equity awards	9,884	8,493
Tax payments for equity award issuances	(10,947)	(7,540)
Proceeds from exercise of stock options	4,569	4,752
Acquisition of Company common stock	(80,166)	(94,152)
Contributions from noncontrolling interest holders	683	1,086
Distributions to noncontrolling interest holders	(4,950)	(1,200)
Other	377	423
Net cash used in financing activities	(89,951)	(37,473)

Effect of exchange rate changes on cash and cash equivalents	(339)	(86)
Change in cash and cash equivalents	4,319	3,478
Cash and cash equivalents at beginning of period	20,122	13,670

Cash and cash equivalents at end of period	$24,441	$17,148

CONTACT:
Papa John’s International, Inc.
Lance Tucker, 502-261-7272
Chief Financial Officer